Exhibit 10.2

NII HOLDINGS, INC.

Nonqualified Stock Option Agreement

WHEREAS, Steven M. Shindler (the “Optionee”) is an employee of NII Holdings, Inc. (the “Company”) or one of its subsidiaries holding the position of interim Chief Executive Officer of the Company;

WHEREAS, the execution of a stock option agreement in the form hereof has been authorized to establish and evidence the principal terms and conditions applicable to an option grant made to Optionee on December 17, 2012 (the “Date of Grant”) pursuant to authorization by a resolution of the Compensation Committee of the Board of Directors (the “Committee”) of the Company that was duly adopted on December 17, 2012 and in accordance with the terms of the Offer Letter dated December 18, 2012 from the Company to the Optionee (the “Offer Letter”); and

WHEREAS, the option granted to Optionee by resolution of the Committee, on the terms set forth herein, is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Internal Revenue Code of 1986 (the “Code”).

NOW, THEREFORE, pursuant to the Company's 2012 Incentive Compensation Plan, as in effect on the date hereof (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby grants to the Optionee a nonqualified stock option (the “Option”) to purchase 685,912 shares of the Company's Common Stock, par value $.001 per share (“Common Stock”), at an exercise price per share of Common Stock equal to $6.53, such price being the Fair Market Value of the Common Stock on the Date of Grant (“Option Price”).

1.    Vesting of Option.

(a)    Unless terminated as hereinafter provided, the Option shall become exercisable (or “vest”) with respect to thirty three and one third percent (33 1/3%) of the shares of Common Stock covered hereby on the first anniversary of the Date of Grant, an additional thirty three and one third percent (33 1/3%) of the shares of Common Stock covered hereby on the second anniversary of the Date of Grant, and the remaining thirty three and one third percent (33 1/3%) of the shares of Common Stock covered hereby on the third anniversary of the Date of the Grant, in each case for so long as the Optionee is employed by the Company as the interim Chief Executive Officer of the Company or the Chief Executive Officer of the Company; provided, for the avoidance of doubt, that if the Option becomes exercisable (or “vests”) with respect to any shares of Common Stock pursuant to Section 1(b) hereof, then this Section 1(a) shall have no effect and the Option shall become exercisable (or “vest”) with respect to no shares of Common Stock pursuant to this Section 1(a).

(b)    If, before the first anniversary of the Date of Grant and pursuant to the terms of the Offer Letter, either (i) the Optionee's service as the interim Chief Executive Officer of the Company shall have been automatically suspended as a result of a person, other than the

Optionee, commencing employment with the Company as the permanent Chief Executive Officer or (ii) Optionee shall have resigned from his service as interim Chief Executive Officer of the Company in sole, direct connection with, and on or about the date of, a person, other than Optionee, commencing employment of the Company as the permanent Chief Executive Officer, then the Option shall become exercisable (or “vest”) with respect to thirty three and one third percent (33 1/3%) of the shares of Common Stock covered hereby on the date of such other person's commencement of employment with the Company as permanent Chief Executive Officer, and all remaining Options shall not vest and shall automatically terminate and be forfeited; provided, for the avoidance of doubt, that if the Option becomes exercisable (or “vests”) with respect to any shares of Common Stock pursuant to Section 1(a) hereof, then this Section 1(b) shall have no effect and the Option shall become exercisable (or “vest”) with respect to no shares of Common Stock pursuant to this Section 1(b).

(c)    To the extent that the Option shall have become exercisable in accordance with the terms of this Section 1, it may be exercised in whole or in part from time to time thereafter.

2.    Termination of Option. The Option shall terminate automatically and without further notice on the earliest of the following dates:

(a)
Ninety days after the date on which the Optionee ceases to be an employee of the Company or a subsidiary, or member of the Board of Directors of the Company, for any reason other than death or disability or retirement at or after age 65 or at an earlier age with the consent of the Committee;

(b)
one year after the date on which the Optionee ceases to be an employee of the Company or a subsidiary, or a member of the Board of Directors of the Company, by reason of death or disability or retirement at or after age 65 or at an earlier age with the consent of the Committee; or

(c)	ten years after the Date of Grant;

provided, however, if the Optionee commits an act that the Committee determines to have been intentionally committed and detrimental to the interests of the Company or a subsidiary, the Option shall terminate on the date of that determination notwithstanding any of the foregoing provisions of this Section 2.

3.    Payment of Option Price and Tax Withholding. The Option Price and any required tax withholding shall be payable (a) in cash in the form of currency or check or other cash equivalent acceptable to the Company, (b) for only the Option Price, by actual or constructive transfer to the Company of nonforfeitable, nonrestricted shares of Common Stock that have been owned by the Optionee for at least six months prior to the date of exercise, or (c) by any combination of the methods of payment described in Sections 3(a) and 3(b) hereof. Nonforfeitable, nonrestricted shares of Common Stock that are transferred by the Optionee in payment of all or any part of the Option Price shall be valued on the basis of their Fair Market Value as of the day preceding the exercise date. The requirement of payment in cash shall be deemed satisfied if the Optionee makes arrangements that are satisfactory to the Company with a broker that is a member of the National Association of Securities Dealers, Inc. to sell a sufficient number of the shares of Common Stock, which are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate Option Price and tax withholding and pursuant to which the broker undertakes to deliver to the Company the amount of the aggregate Option Price and tax withholding not later than the date on which the sale transaction will settle in the ordinary course of business.

4.    Change in Control. Upon a Change in Control this Option shall become immediately and fully exercisable if (a) the Option is not assumed, replaced or converted to an equivalent award by the surviving entity (or affiliate thereof) for securities tradable on an established securities market, or (b) the Option is amended, replaced or converted to an equivalent award by the surviving entity (or an affiliate thereof) for securities tradable on an established securities market and the Optionee's employment is terminated within twenty-four (24) months following the Change in Control under circumstances that entitle the Optionee to severance pursuant to the NII Holdings, Inc. Change of Control Protection Plan or the NII Holdings, Inc. Severance Policy or any substitutes or successors to such plans or policies in effect immediately preceding the Change in Control.

5.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable United States federal and state securities laws, as well as foreign laws, where applicable; provided, however, notwithstanding any other provision of this agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

6.    Transferability and Exercisability. Neither the Option nor any interest therein may be transferred by the Optionee except by will or the laws of descent and distribution or as otherwise permitted by the Plan, and except as otherwise permitted by the Plan, the Option may not be exercised during the lifetime of the Optionee except by the Optionee or, in the event of the Optionee's legal incapacity, by the Optionee's guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

7.    Adjustments. The Committee shall make any adjustments in the Option Price and the number or kind of shares of stock or other securities covered by the Option that the Committee may determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares, (ii) engages in a transaction to which Code Section 424 applies, or (b) there occurs any other event which, in the judgment of the Committee necessitates such action. Any such adjustment shall be made in compliance with Treasury Regulation Section 1.424-1 and Code Section 409A.

8.    Withholding Taxes. If the Company shall be required to withhold any United States federal, state, local or foreign income, social or other tax in connection with any exercise of the Option, the Optionee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof concurrent with the payment of the Option Price.

9.    Right to Terminate Employment and Change Employment Terms. No provision of this agreement shall confer on the Optionee any right to continue in the employ or service of the Company or a subsidiary or in any way affect any right or power that the Company or a subsidiary may otherwise have to terminate the employment or service of the Optionee or to change any terms of Optionee's employment at any time with or without assigning a reason therefore.

10.    No Right to Continued Service. This Agreement does not confer upon Optionee any right with respect to continued service on the Board of Directors of the Company, on any committee thereof or as Chairman of the Board.

11.    Relation to Other Benefits. Any economic or other benefit to the Optionee under this agreement or the Plan shall not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a subsidiary.

12.    Amendments. Any amendment to the Plan effected after the date hereof shall be deemed to be an amendment to this agreement to the extent that the amendment is applicable hereto; provided, however, that no such amendment shall adversely affect the right of the Optionee with respect to the Option without the Optionee's consent.

13.    Severability. In the event that one or more of the provisions of this agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.    Governing Law, Personal Jurisdiction and Service. This Agreement shall be governed by, and interpreted in accordance with the internal substantive laws of the State of Delaware, without giving effect to the principles of conflicts of law.  Each party hereto irrevocably submits itself to the exclusive personal jurisdiction of the Federal and State courts sitting in the State of Delaware, and hereby waives any claims it may have as to inconvenient forum.  Each party hereto also agrees that service of process may be achieved by any form of mail addressed to the party to be served and requiring a signed receipt, at the address provided in Section 17 of this Agreement or to the address provided to the Company or its subsidiary.

15.    Capitalized Terms. Capitalized terms that are used but not defined herein are used herein as defined in the Plan.

16.    Data Privacy Consent. As a condition of the grant of the Option, Optionee consents to the collection, use and transfer of personal data as described in this paragraph. Optionee understands that the Company and its subsidiaries hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). Optionee further understands that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Optionee understands that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S. or Asia. He or she authorizes them to receive, possess, use, retain and transfer, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any shares of stock acquired upon exercise of the Option, such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on his or her behalf.

17.    Notice. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:        NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA 20190
Attn: Gary D. Begeman, Executive Vice President, General Counsel and Secretary

If to Optionee:

Any such notice shall be deemed to have been given (a) on the date of postmark, in the case of notice by mail, or (b) on the date of delivery, if delivered in person.

18.    Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Optionee to a fractional share such fraction shall be disregarded.

19.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

20.    Optionee Bound by Plan. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf as of the 18th day of December, 2012.

NII HOLDINGS, INC.

By: /s/ Gary D. Begeman
Gary D. Begeman
Executive Vice President, General Counsel and Secretary

The undersigned Optionee hereby acknowledges receipt of an executed original of this Agreement and accepts the Option granted hereunder, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

By: /s/ Steven Shindler
Name: Steven Shindler
Optionee